Exhibit 99.1

      RECORD FIRST QUARTER EARNINGS REPORTED BY HAMPTON ROADS BANKSHARES

    NORFOLK, Va., April 13 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, today announced its financial results for the first quarter of 2006. For the three months ended March 31, 2006, the Company earned a first quarter record of $1,319,901 or $0.16 per diluted share. These results produced respective increases of 9.60% and 14.29% over first quarter 2005.

    Company President Jack Gibson commented, "Our Company set new financial benchmarks for itself in 2005 and I am very pleased that we upheld our strong performance through the first quarter of 2006. Bank of Hampton Roads has been consistently recognized as one of the top performing banks in the region, and our first quarter 2006 results should again rank among the top performers."

    The Company's return on average assets for the first quarter of 2006 was 1.33% and return on average equity was 11.02%. Net interest margin increased 26 basis points from first quarter 2005 to 5.24% for the first quarter of 2006.

    Gibson further stated, "We are especially proud of our first quarter earnings performance. We were able to increase net income 10% compared with last year's first quarter after accounting for higher expenses associated with the relocation of our corporate headquarters to the Dominion Tower in downtown Norfolk and two new branch locations -- Great Bridge and Dominion Tower. To overcome these costs and post record first quarter earnings in the process is a testament to the strength of our organization and the dedication of our employees."

    The costs associated with the Company's new facilities contributed to a 24.46% increase in non-interest expense. Also included in this category were the expenses relating to Bank of Hampton Roads' new advertising campaign. The advertisements, which feature customer testimonials, have proven very successful in attracting new accounts to the Bank.

    Over the last 12 months, the Company's total deposits have increased 13.75%, or $39.8 million, to a record $329 million on March 31, 2006. Nearly one-third of the deposits are in the form of non-interest bearing demand deposit accounts or "regular" checking accounts. This provides a low cost source of funding for the Company's loans and investments and helps to make the Company's net interest margin one of the highest in its peer group. Further, these accounts serve as the foundation for developing an all- encompassing banking relationship with the customer.

    The Company closed $61 million in new loans during the first three months of 2006 compared to $49 million during the same period in 2005. In terms of new loans closed, first quarter 2006 nearly tied the Company's record set back in 2004 when interest rates were at their lowest point since the late 1950's. As a result of the robust economy, loan payoffs have virtually matched the Company's new loans closed every month during the last year. For that reason, even though the Company closed $185 million in new loans over the last twelve months, total loans grew only slightly to $297 million. The Company's total assets ended the quarter at a record $412 million, an 11% increase over first quarter 2005.

    Asset quality improved during the first quarter of 2006 with total nonperforming assets decreasing 24% compared to first quarter 2005. The Company's ratio of nonperforming assets to total assets was 0.42% on March 31, 2006. From first quarter 2005 to first quarter 2006, the Company's allowance for loan losses grew from 1.09% of total loans to 1.25% of total loans.

    For the second consecutive quarter, recoveries on loans previously charged off exceeded the amount of current period losses, thus increasing the allowance for loan losses. Based on the net recoveries and the strength of other measures of credit quality, the Company did not record a provision for loan losses in the first quarter of 2006.

    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Bank of Hampton Roads has been in business since 1987 and operates locations throughout the cities of Norfolk, Chesapeake, Virginia Beach and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

                         Hampton Roads Bankshares, Inc.
                              Financial Highlights
                                    Unaudited

                                                Three Months Ended
                                            --------------   --------------
                                            March 31, 2006   March 31, 2005
                                            --------------   --------------
       Operating Results
Interest income                             $    6,516,400   $    5,312,103
Interest expense                                 1,714,738        1,264,944
Net interest income                              4,801,662        4,047,159
Provision for loan losses                                -          147,000
Noninterest income                                 914,458          910,353
Noninterest expense                              3,710,437        2,981,136
Income taxes                                       685,782          625,127
Net income                                  $    1,319,901   $    1,204,249

Earnings per share:
  Basic                                     $         0.16   $         0.15
  Diluted                                             0.16             0.14

Book value per share                                  5.89             5.41

       Balance Sheet at Period-End

Total loans                                 $  296,605,652   $  292,355,444
Total investments                               73,576,440       43,009,736
Total deposits                                 329,122,832      289,328,966
Other borrowings                                30,500,000       33,000,000
Shareholders' equity                            49,173,945       44,005,056
Total assets                                   412,468,552      371,344,925

       Daily Averages

Total loans                                 $  291,379,867   $  283,611,646
Total investments                               75,243,510       39,475,672
Total deposits                                 317,838,327      278,113,958
Other borrowings                                32,393,333       31,715,389
Shareholders' equity                            48,560,814       43,123,335
Interest-earning assets                        371,872,620      329,648,089
Interest-bearing liabilities                   252,074,138      218,658,140
Total assets                                   403,088,691      357,706,963

                                                   Three Months Ended
                                            -------------------------------
                                            March 31, 2006   March 31, 2005
                                            --------------   --------------
       Financial Ratios

Return on average assets                              1.33%            1.37%
Return on average equity                             11.02%           11.33%
Net interest margin                                   5.24%            4.98%
Efficiency ratio                                     64.91%           60.13%

       Allowance for Loan Losses

Beginning balance                           $    3,597,497   $    3,070,600
Provision for losses                                     -          147,000

Charge-offs                                        (50,414)         (48,032)
Recoveries                                         169,915           10,627
Ending balance                                   3,716,998        3,180,195

       Nonperforming Assets

Nonaccrual loans                            $    1,735,565   $    1,906,163
Loans 90 days past due and still
 accruing interest                                   8,790          389,852

Other real estate owned                                  -                -
Total nonperforming assets                       1,744,355        2,296,015

       Asset Quality Ratios

Nonperforming assets to total assets                  0.42%            0.62%
Allowance for loan losses to total loans              1.25%            1.09%
Allowance for loan losses to
 nonperforming assets                               213.09%          138.51%

    Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, and inflation.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             04/13/2006
    /CONTACT:  Tiffany K. Glenn of Hampton Roads Bankshares, Inc.,
+1-757-217-1000/
    /Web site:  http://www.bankofhamptonroads.com /
    (HMPR)